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EXHIBIT 99.4

CONSENT
OF
CREDIT SUISSE FIRST BOSTON LLC

Board of Directors
Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, CO 80403

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 24, 2003, to the Board of Directors of Graphic Packaging International Corporation (the "Company") as Exhibit 99.1 to Amendment No. 1 to the Registration Statement on Form S-4 of Riverwood Holding, Inc. (the "Registration Statement"), and as Annex C to the Proxy Statement/Prospectus which forms a part thereof, relating to the proposed merger of the Company with and into Riverwood Acquisition Sub, LLC, a wholly owned subsidiary of Riverwood Holding, Inc., and references made to such opinion in in such Proxy Statement/Prospectus under the captions "Summary—Opinions of Graphic's Financial Advisors", "The Proposed Merger—Background of the Merger", "The Proposed Merger—Graphic's Reasons for the Merger", and "The Proposed Merger—Opinions of Graphic's Financial Advisors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ JOE T. KING III Name: Joe T. King III Title: Director

June 13, 2003

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  EXHIBIT 99.4
CONSENT OF CREDIT SUISSE FIRST BOSTON LLC